EXHIBIT 3.2

ARTICLES OF AMENDMENT

OF

THE ARTICLES OF INCORPORATION

OF

UNIVERSAL CORPORATION

1. The name of the Corporation is Universal Corporation.

2. The Articles of Incorporation of the Corporation are hereby amended to provide for the issuance, and to fix the preferences, limitations and relative rights, within the limits permitted by applicable law, of 200,000 shares of the Corporation’s Series B 6.75% Convertible Preferred Stock, all as set forth in Exhibit A attached hereto.

3. Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act, the Articles of Incorporation permit the Corporation’s Board of Directors to amend the Articles of Incorporation in order to establish the preferences, limitations and relative rights of one or more series of the Corporation’s authorized class of Preferred Stock without the approval of the Corporation’s shareholders. The Corporation has not issued any shares of the Series B 6.75% Convertible Preferred Stock as of the date hereof. The foregoing amendments to the Articles of Incorporation were adopted on March 1, 2006, by resolution of the Corporation’s Board of Directors.

4. The foregoing amendments shall become effective upon the issuance by the State Corporation Commission of a Certificate of Amendment.

The undersigned authorized officer of the Corporation declares that the facts herein stated are true as of March 16, 2006.

UNIVERSAL CORPORATION

By:	/s/ Karen M.L. Whelan
Karen M.L. Whelan
Vice President and Treasurer

Exhibit A

CERTIFICATE OF DESIGNATION

OF

SERIES B 6.75% CONVERTIBLE PERPETUAL PREFERRED STOCK

OF

UNIVERSAL CORPORATION

Universal Corporation, a Virginia corporation (the “Corporation”), DOES HEREBY CERTIFY:

That the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) at a meeting duly convened and held on March 16, 2006, pursuant to authority conferred upon the Board of Directors by the provisions of the Amended and Restated Articles of Incorporation of the Corporation authorizing the Corporation to issue up to 5,000,000 shares of Additional Preferred Stock, without par value:

BE IT RESOLVED, that the issuance of a series of Additional Preferred Stock of Universal Corporation (the “Corporation”) is hereby authorized, and the designation, voting powers, preferences and other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, in addition to those set forth in the certificate of incorporation of the Corporation, are hereby fixed as follows:

Section 1. Designation and Number of Shares.

(A) Designation. The distinctive serial designation of such series is “Series B 6.75% Convertible Perpetual Preferred Stock” (“Series B Preferred Stock”). Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock.

(B) Number of Shares. The number of shares of Series B Preferred Stock shall be 220,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Additional Preferred Stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by the Board of Directors. Shares of Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation or converted into Common Stock shall be cancelled and shall revert to authorized but unissued shares of Additional Preferred Stock undesignated as to series.

Section 2. Definitions. As used herein with respect to Series B Preferred Stock:

“Business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

The “closing sale price” of the Corporation’s common stock or other capital stock or similar equity interests on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the New York Stock

Exchange or such other national or regional exchange or market on which the Corporation’s common stock or such other capital stock or equity interests are then listed or quoted. In the absence of such a quotation, the Corporation will determine the closing sale price on a basis the Corporation considers appropriate. The closing sale price shall be determined without reference to any extended or after-hours trading.

“Current market price” of the Corporation’s common stock on any day means the average of the closing price of the Corporation’s common stock for each of the ten consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such calculation. For purposes of this paragraph, “ex-date” means the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

“Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Corporation’s common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Corporation’s common stock is then listed or, if the Corporation’s common stock is not listed on a national or regional securities exchange, on the Nasdaq National Market or, if the Corporation’s common stock is not quoted on the Nasdaq National Market, on the principal other market on which the Corporation’s common stock is then traded or, if the Corporation’s common stock is not so traded on a principal other market, on the New York Stock Exchange.

The “volume weighted average price” per share of the Corporation’s common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page UVV <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of the Corporation’s common stock on such day as determined using a volume weighted method by a nationally recognized independent investment banking firm retained for this purpose by the Corporation.

Section 3. Dividends.

(A) Amount and Payment Dates. Dividends on the Series B Preferred Stock will be payable, on a non-cumulative basis, in cash, common stock or a combination of cash and common stock, when, as and if declared by the Corporation’s Board of Directors out of funds legally available for the payment of dividends at the annual rate of 6.75% of the $1,000 liquidation preference per share of Series B Preferred Stock with respect to the dividend period, or portion thereof, ending on the day preceding the respective dividend payment date. The Corporation will pay dividends when, as and if declared by the Corporation’s Board of Directors out of funds legally available for the payment of dividends on the Series B Preferred Stock quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 2006 (each, a “dividend payment date”). If any dividend payment date is not a business day (as defined below), then dividends will be payable on the first business day following such dividend payment date, without accrual to the actual dividend payment date.

(B) Dividend Period. A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issuance date of the Series B Preferred Stock and will end on and exclude the June 15, 2006, dividend payment date. Dividends payable on the Series B Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months, and for any period other than a full dividend period will be computed on the basis of the actual number of days elapsed during the period.

(C) Record Date. The Corporation will pay dividends on the Series B Preferred Stock to record holders as they appear on the Corporation’s register at 5:00 p.m. (New York City time) on the immediately preceding March 1, June 1, September 1 and December 1 (each, a “dividend record date”). These dividend record dates will apply regardless of whether a particular dividend record date is a business day.

(D) Non-Cumulative. Dividends on the Series B Preferred Stock will not be cumulative. Accordingly, if for any reason the Corporation’s Board of Directors does not declare a dividend on the Series B Preferred Stock payable in respect of any dividend period, such dividend will not accumulate and holders of the Series B Preferred Stock will have no right to receive, and the Corporation will have no obligation to pay, a dividend for that dividend period on the related dividend payment date or at any future time, whether or not the Corporation declares dividends on the Series B Preferred Stock for any future dividend period.

(E) Restrictions on Dividends. The Series B Preferred Stock will rank senior to the Corporation’s junior stock (including the Corporation’s common stock) with respect to the payment of dividends. As a result, unless the full dividends for the most recently ended dividend period on all outstanding shares of the Series B Preferred Stock and parity stock have been declared and paid (or declared and a sum (or, if elected, common stock) sufficient for the payment thereof has been set aside):

(i) the Corporation cannot declare or pay a dividend (or declare and set aside a sum sufficient for the payment thereof) on the Corporation’s junior stock, including the Corporation’s common stock; and

(ii) the Corporation cannot purchase, redeem or otherwise acquire for consideration, directly or indirectly, any junior stock (other than as a result of a reclassification of junior stock for or into other junior stock or the exchange or conversion of one share of junior stock for or into another share of junior stock).

These restrictions will continue following any such failure to pay dividends until full dividends on all outstanding shares of the Series B Preferred Stock and parity stock for four consecutive dividend periods have been declared and paid (or declared and a sum (or, if elected, common stock) sufficient for the payment thereof has been set aside for payment).

(F) Pro Rata Distribution. For any dividend period in which dividends are not paid in full upon the Series B Preferred Stock, all dividends declared for such dividend period with respect to the Series B Preferred Stock and other parity stock shall be declared pro rata based on the respective aggregate liquidation preferences of such securities.

(G) Method of Payment of Dividends.

(i) Subject to certain restrictions, the Corporation may pay any dividend on the Series B Preferred Stock:

•	in cash;

•	by delivery of the Corporation’s common stock; or

•	through any combination of cash and the Corporation’s common stock.

(ii) The Corporation will make each dividend payment on the Series B Preferred Stock in cash, except to the extent the Corporation elects to make all or any portion of such payment in the Corporation’s common stock. The Corporation will give the holders of the Series B Preferred Stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in common stock 10 trading days prior to the dividend record date for such dividend payment.

(iii) If the Corporation elects to make any dividend payment, or any portion thereof, in the Corporation’s common stock, such shares of common stock shall be valued for such purpose at 97% of the average volume weighted average price (as defined in Section 2) of the Corporation’s common stock for a period of five consecutive trading days (as defined in Section 2) ending on the third trading day immediately prior to the dividend payment date for such dividend; provided, however, that the Corporation has a sufficient number of authorized shares of common stock.

(iv) No fractional shares of common stock will be delivered to the holders of the Series B Preferred Stock. The Corporation will deliver cash in lieu of any fractional shares of common stock based on the value of the common stock determined pursuant to the preceding paragraph.

(v) Notwithstanding the above, the Corporation will not pay any portion of a dividend on the Series B Preferred Stock by delivery of common stock unless, prior to 5:00 p.m. (New York City time) on the business day immediately preceding the dividend payment date, the common stock to be delivered as payment therefor:

1.	is freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is the Corporation’s affiliate;

2.	has been qualified or registered under applicable state securities laws, if required; and

3.	has been approved for listing on the NYSE (or if the Corporation’s common stock is not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which the Corporation’s common stock is then listed or, if the Corporation’s common stock is not listed on a U.S. national or regional securities exchange, on the Nasdaq National Market) (collectively, the “Common Stock Settlement Conditions”).

(H) Restrictions on Declaration and Payment of Dividends.

(i) The Corporation is prohibited from declaring dividends payable in cash for payment on the Series B Preferred Stock on any dividend payment date (commencing with the December 15, 2006, dividend payment date) in an aggregate amount exceeding the New Common Equity Amount, if on that declaration date:

1.	the Total Shareholders’ Equity Amount was less than $585 million based on the financial statements for the fiscal quarter ended prior to the most recently completed quarter prior to such dividend payment date; and

2.	for each of the two most recently completed quarterly periods ending prior to the most recently completed quarter prior to such dividend payment date, the Consolidated Net Income Amount was less than or equal to $0.

(ii) If the Corporation fails to satisfy the above test for any dividend payment date, the restrictions on dividends will continue until the Corporation is able again to satisfy the test for a dividend payment date. The above test will not restrict the Corporation’s ability to pay dividends in shares of the Corporation’s common stock.

(iii) For purposes of this test:

1.	the Corporation’s Total Shareholders’ Equity Amount as of December 31, 2005, was $808.2 million; and

2.	for the quarters ended on December 31, 2005, and September 30, 2005, the Corporation’s Consolidated Net Income Amounts were a loss of $5.7 million and income of $26.5 million, respectively.

(iv) As used in this Section 3(H):

“Consolidated Net Income Amount” means, for any quarter, the Corporation’s consolidated net income before extraordinary items, changes in accounting principles and discontinued operations (all as determined in accordance with GAAP) for such quarter.

“GAAP” means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.

“New Common Equity Amount” means, at any date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other fees relating to the issuances) received by the Corporation from new issuances of the Corporation’s common stock (whether in one or more public offerings registered under the Securities Act or private placements or other transactions exempt from registration under the Securities Act) during the period commencing on the 90th day prior to such date, and which are designated by the Corporation’s Board of Directors at or before the time of issuance as available to pay dividends on the Series B Preferred Stock, less the aggregate amount of dividends and distributions on, and redemptions and repurchases of, junior stock during the period commencing on the 90th day prior to such date.

“Securities Act” means the Securities Act of 1933, as amended.

“Total Shareholders’ Equity Amount” means, as of any quarter end, the Corporation’s shareholders’ equity (determined in accordance with GAAP and in any event including the proceeds of any offering of the Series B Preferred Stock), as reflected on the Corporation’s consolidated balance sheet as of such quarter end.

(v) By not later than the 10th trading day prior to each dividend record date for which dividends are being suspended because the Corporation has failed the test set forth above and the Corporation is not (1) electing to pay dividends in shares of the Corporation’s common stock or (2) able to pay dividends out of the New Common Equity Amount, the Corporation will give notice of such suspension by first class mail, postage prepaid, addressed to the holders of record of the Series B Preferred Stock, and will file a copy of such notice on Form 8-K with the Securities and Exchange Commission.

(vi) In order to give effect to the foregoing, the Corporation’s Board of Directors or any committee thereof is prohibited from declaring dividends on the Series B Preferred Stock on a date that is (x) more than 60 days prior to the related dividend payment date or (y) earlier than the date on which the Corporation’s financial statements for the most recently completed quarter prior to the most recently completed quarter immediately preceding the related dividend payment date have been filed with or furnished to the Securities and Exchange Commission or have otherwise been made publicly available. The limitation in clause (y) of the preceding sentence is subject to the exception that if the Board of Directors determines to delay filing the Corporation’s financial statements with the Securities and Exchange Commission to a date later than the date on which, under the Securities and Exchange Commission’s rules, the Corporation would normally be required to file such financial statements, for example because of concerns over the accuracy of such financial statements or their compliance with GAAP, then the Board of Directors or a committee of the board will be permitted to determine the ability of the Board of Directors or a committee thereof to declare dividends under the test outlined above based upon the Corporation’s financial statements as most recently filed with the Securities and Exchange Commission or otherwise made publicly available.

Section 4. Conversion Rights.

(A) Right to Convert. Holders of the Series B Preferred Stock may, at any time, convert shares of Series B Preferred Stock into fully paid and nonassessable shares of the Corporation’s common stock initially at a conversion rate of 21.4001 shares of common stock per $1,000 liquidation preference of Series B Preferred Stock, subject to adjustments as described below.

(B) Consideration upon Conversion. Upon conversion, the Corporation may choose to deliver, in lieu of shares of the Corporation’s common stock, cash or a combination of cash and shares of the Corporation’s common stock, as described below.

(C) Procedure for Conversion. Subject to Section 4(F), a holder of shares of the Series B Preferred Stock may convert any or all of those shares by surrendering to the Corporation at the Corporation’s principal office or at the office of the conversion agent, as may be designated by the Corporation’s Board of Directors, the certificate or certificates for those shares of the Series B Preferred Stock accompanied by a written conversion notice, substantially in the form of Exhibit A, stating that the holder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this Certificate of Designation and specifying the name or names in which the holder wishes the certificate or certificates for shares of common stock to be issued. In case the notice specifies a name or names other than that of the holder, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of shares of common stock in that name or names. Other than those taxes, the Corporation will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of common stock upon conversion of shares of the Series B Preferred Stock.

(D) Cash Settlement. If the Corporation chooses to satisfy all or any portion of the Corporation’s conversion obligation in cash, the Corporation will notify holders of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of each holder’s notice of conversion (the “cash settlement notice period”). If the Corporation timely elects to pay cash for any portion of the shares of common stock otherwise issuable to the holders, each holder may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (the “conversion retraction period”). No such retraction can be made (and a conversion notice shall be irrevocable) if the Corporation does not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, settlement (in cash and/or shares) will occur on the business day following the final day of the ten-trading-day period beginning on the day after the final day of the conversion retraction period (the “cash settlement averaging period”). Settlement amounts will be calculated as follows:

(i) If the Corporation elects to satisfy the entire conversion obligation in shares of common stock, the Corporation will deliver to each holder a number of shares of common stock equal to (1) the number of shares of Series B Preferred Stock to be converted multiplied by (2) the conversion rate.

(ii) If the Corporation elects to satisfy the entire conversion obligation in cash, the Corporation will deliver to each holder cash in an amount equal to the product of: (x) a number equal to (1) the number of shares of Series B Preferred Stock to be converted multiplied by (2) the conversion rate; and (y) the average volume weighted average price of the Corporation’s common stock during the cash settlement averaging period.

(iii) If the Corporation elects to satisfy a fixed portion other than 100% of the conversion obligation in cash, the Corporation will deliver to each holder such cash amount (the “cash amount”) and a number of shares of common stock equal to the greater of (1) zero and (2) the excess, if any, of (A) the number of shares of common stock equal to (i) the number of shares of Series B Preferred Stock to be converted multiplied by (ii) the conversion rate over (B) the number of shares of common stock equal to the sum, for each day of the cash settlement averaging period, of (x) 10% of the cash amount, divided by (y) the volume-weighted average price of the Corporation’s common stock on such day.

(E) Delivery of Common Stock. In the case that any portion of the conversion obligation will be satisfied with common stock, as promptly as practicable after the surrender of a certificate or certificates of Series B Preferred Stock and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, the Corporation will deliver or cause to be delivered (1) certificates representing the whole number of validly issued, fully paid and nonassessable shares of the Corporation’s common stock to which the holder, or the holder’s transferee, of shares of the Series B Preferred Stock being converted will be entitled and (2) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates less the number of shares being converted, along with cash payment for any fractional shares.

This conversion will be deemed to have been made at the close of business on the date of the last of the giving of the notice of conversion, the receipt of payment of all required transfer taxes, if any, and of surrendering the certificate or certificates representing the shares of Series B Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted will cease except for the right to receive shares of common stock or cash, and the person entitled to receive any such shares of common stock will be treated for all purposes as having become the record holder of those shares of common stock at that time.

(F) Conversion of Shares in Global Form. In lieu of the foregoing procedures, if the Series B Preferred Stock is held in global form, holders must comply with The Depository Trust Company (“DTC”) procedures to convert each holder’s beneficial interest in Series B Preferred Stock.

(G) Dividends on Converted Series B Preferred Stock. Holders of shares of Series B Preferred Stock who convert their shares into the Corporation’s common stock will not be entitled to, nor will the conversion rate be adjusted for, any declared and unpaid dividends. Accordingly, shares of Series B Preferred Stock surrendered for conversion after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend payable in respect of those shares of Series B Preferred Stock for the dividend period in which the shares are converted. A holder of shares of Series B Preferred Stock on a dividend payment record date who converts such shares into shares of the Corporation’s common stock on the corresponding dividend payment date will be entitled to receive the dividend payable on such shares of Series B Preferred Stock on such dividend payment date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series B Preferred Stock for conversion.

Notwithstanding the preceding paragraph, if (1) shares of Series B Preferred Stock are converted during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date, in each case with respect to which a dividend has been declared and (2) the Corporation has called such shares of Series B Preferred Stock for redemption during such period, then the holder who so tenders such shares for conversion will receive the dividend payable on such dividend payment date and need not include payment of the amount of such dividend upon surrender of shares of Series B Preferred Stock for conversion.

(H) Termination of Conversion Right. In case any shares of Series B Preferred Stock are to be redeemed, the right to convert those shares of the Series B Preferred Stock will terminate at 5:00 p.m., New York City time, on the business day immediately preceding the date fixed for redemption unless the Corporation defaults in the payment of the redemption price of those shares.

(I) Fractional Shares. In connection with the conversion of any shares of Series B Preferred Stock, no fractional shares of common stock will be issued, but the Corporation will pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the closing sale price of the Corporation’s common stock on the date the shares of Series B Preferred Stock are surrendered for conversion. If more than one share of Series B Preferred Stock will be surrendered for conversion by the same holder at the same time, the number of whole shares of common stock issuable on conversion of those shares will be computed on the basis of the total number of shares of Series B Preferred Stock so surrendered.

(J) Reservation of Common Stock. The Corporation will at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of Series B Preferred Stock a number of the Corporation’s authorized but unissued shares of common stock that will from time to time be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock.

(K) Compliance with Laws. Before the delivery of any securities that the Corporation will be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation will comply with all applicable federal and state laws and regulations that require action to be taken by the Corporation. All shares of common stock delivered upon conversion of the Series B Preferred Stock will, upon delivery, be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

Section 5. Fundamental Change.

(A) Redemption Rights upon Occurrence of a Fundamental Change. If a fundamental change (as defined below) occurs, holders will have the right, exercisable at their option, subject to legally available funds and to the terms and conditions of the Corporation’s articles of incorporation, to require the Corporation to redeem any or all of their shares of Series B Preferred Stock. The Corporation will redeem the Series B Preferred Stock at a price equal to 100% of the liquidation preference of the Series B Preferred Stock to be redeemed plus an amount equal to any declared and unpaid dividends, unless such fundamental change redemption date falls after a record date for which a dividend has been declared and on or prior to the corresponding dividend payment date, in which case (1) the Corporation will pay the full amount of declared and unpaid dividends, if any, payable on such dividend payment date only to the holder of record at the close of business on the corresponding record date and (2) the redemption price payable on the fundamental change redemption date will include only the liquidation preference, but will not include any amount in respect of dividends declared and payable on such corresponding dividend payment date. The Corporation will be required to redeem the Series B Preferred Stock as of a date (the “fundamental change redemption date”) that is not more than 30 calendar days after the

Corporation mails to all holders of the Series B Preferred Stock a notice regarding the fundamental change as described below. If such 30th calendar day is not a business day, the fundamental change redemption date will be the next succeeding business day.

(B) Consideration upon Redemption. The Corporation may, subject to legally available funds, choose to pay the redemption price in cash, shares of common stock, or a combination thereof. If the Corporation elects to pay all or a portion of the redemption price in shares of common stock, the shares of common stock will be valued at the price per share of the Corporation’s common stock determined during the ten consecutive trading days ending on the fifth trading day prior to the redemption date (such period, the “redemption averaging period” with respect to such redemption date) as the sum of the daily price fractions, whereby “daily price fraction” means for each trading day during the averaging period, 10% multiplied by the daily volume-weighted average price per share of the Corporation’s common stock for such day. However, the Corporation may not pay the redemption price in shares of common stock or a combination of shares of common stock and cash unless, prior to 5:00 p.m. (New York City time) on the business day immediately preceding the redemption date, the common stock to be delivered satisfies the Common Stock Settlement Conditions specified in Section 3(G)(v), except condition 3 thereof.

(C) Market Risk on Delivery of Common Stock. If the Corporation will pay all or a portion of the redemption price in shares of common stock, the Corporation will notify holders of such payment in the Corporation’s notice regarding the fundamental change. Because the volume-weighted average price of the Corporation’s shares of common stock will be determined prior to the fundamental change redemption date, holders of Series B Preferred Stock bear the market risk that the Corporation’s shares of common stock will decline in value between the date the average closing sale is calculated and the redemption date. In addition, because the number of the Corporation’s shares of common stock that each holder will receive is based on the volume-weighted average price for a ten-trading-day period, the market value of those shares on the date of receipt may be less than the value of those shares based on the average closing sale price. However, in no event will the Corporation be required to deliver more than the number of authorized shares of common stock of the Corporation.

(D) Definition of Fundamental Change. A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(i) (1) the consolidation or merger of the Corporation with or into any other person (other than any merger primarily for the purpose of changing the Corporation’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding common stock solely into common stock of the surviving entity) or (2) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than a sale, lease or transfer to the Corporation or any of its subsidiaries;

(ii) the adoption of a plan the consummation of which would result in the Corporation’s liquidation or dissolution;

(iii) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of more than 50% of the aggregate voting power of the Corporation’s voting stock; or

(iv) during any period of two consecutive years, individuals who at the beginning of such period comprised the Corporation’s Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the Corporation’s shareholders was approved by a vote of 66 2/3% of the Corporation’s directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Corporation’s Board of Directors then in office.

However, a fundamental change will not be deemed to have occurred in the case of a merger or consolidation, if (i) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a United States company traded on a national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such transaction) and (ii) as a result of such transaction or transactions the shares of the Series B Preferred Stock become convertible solely into such common stock.

(E) Limitation on Rights. Holders of shares of Series B Preferred Stock shall not have the right to require the Corporation to repurchase shares of Series B Preferred Stock upon a fundamental change (1) unless such purchase complies with the Corporation’s indentures and credit facilities and (2) unless and until the Corporation’s Board of Directors has approved such fundamental change or elected to take a neutral position with respect to such fundamental change.

(F) Notice of Fundamental Change. Within 30 calendar days after the occurrence of a fundamental change, the Corporation is obligated (1) to mail to all holders of Series B Preferred Stock at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law (2) or to cause DTC to send a notice to its participants that own Series B Preferred Stock (and issue a press release and publish on the Corporation’s website) a notice regarding the fundamental change, stating, among other things:

(i) the event causing a fundamental change;

(ii) the date of such fundamental change;

(iii) the last date on which the redemption right triggered by such fundamental change may be exercised;

(iv) the fundamental change redemption price;

(v) the fundamental change redemption date;

(vi) the name and address of the paying agent and the conversion agent;

(vii) the conversion rate and any adjustments to the conversion rate;

(viii) that the Series B Preferred Stock with respect to which a fundamental change redemption notice (as described below) is given by the holder may be converted only if the fundamental change redemption notice has been withdrawn in accordance with the terms of the Series B Preferred Stock; and

(ix) the procedures that holders must follow to exercise these rights.

(G) Redemption Notice. To exercise this right, holders must deliver a written notice substantially in the form of Exhibit B (a “fundamental change redemption notice”) to the transfer agent prior to the close of business on the business day immediately before the fundamental change redemption date. A fundamental change redemption notice may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other written form, or if applicable, by other means in accordance with the DTC’s customary procedures. The fundamental change redemption notice must state:

(i) if certificated shares of Series B Preferred Stock have been issued, the Series B Preferred Stock certificate numbers, or if not, such information as may be required under applicable DTC procedures;

(ii) the number of shares to be redeemed; and

(iii) that the Corporation is to redeem such Series B Preferred Stock pursuant to the applicable provisions of the Series B Preferred Stock and the Corporation’s amended and restated articles of incorporation.

The Transfer Agent shall promptly notify the Corporation of the receipt of any fundamental change redemption notice.

(H) Withdrawal of Redemption Notice. Holders may withdraw any fundamental change redemption notice by a written notice of withdrawal delivered to the transfer agent prior to the close of business on the business day before the fundamental change redemption date. The notice of withdrawal must state:

(i) the number of the withdrawn shares of Series B Preferred Stock;

(ii) if certificated shares of Series B Preferred Stock have been issued, the Series B Preferred Stock certificate numbers, or if not, such information as may be required under applicable DTC procedures; and

(iii) the number, if any, of shares of Series B Preferred Stock that remain subject to the fundamental change redemption notice.

(I) Exercise Procedure. A holder must either effect book-entry transfer or deliver the Series B Preferred Stock to be redeemed, together with any necessary endorsements, to the office of the transfer agent after delivery of the fundamental change redemption notice to receive payment of the fundamental change redemption price. Holders will receive payment in cash or shares of common stock, as applicable, on the later of the fundamental change redemption date or the time of book-entry transfer or the delivery of the Series B Preferred Stock. If the transfer agent holds cash or shares of common stock, as applicable, sufficient to pay the fundamental change redemption price of the Series B Preferred Stock on the business day following the fundamental change redemption date, then, immediately after the fundamental change redemption date:

(i) the shares of Series B Preferred Stock will cease to be outstanding; and

(ii) all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the Series B Preferred Stock is made or whether or not the Series B Preferred Stock is delivered to the transfer agent.

(J) Limitations on Redemption.

If, following a fundamental change, the Corporation is prohibited from paying the redemption price of the Series B Preferred Stock in cash under the terms of any indebtedness or by applicable law, the Corporation will, if permitted under terms of such indebtedness and under applicable law, elect to pay the redemption price of the Series B Preferred Stock in shares of common stock or, in the case of a merger in which the Corporation is not the surviving corporation, common stock of the surviving corporation or its direct or indirect parent corporation.

(K) Compliance with Laws. The Corporation will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in connection with any offer by the Corporation to redeem the Series B Preferred Stock.

(L) Make Whole Payment upon the Occurrence of a Fundamental Change.

(i) If holders elect to convert their Series B Preferred Stock upon the occurrence of a fundamental change (as defined above) that occurs prior to March 15, 2018, in certain circumstances, they will be entitled to receive, in addition to a number of shares of common stock equal to the applicable conversion rate (or cash, as described above), an additional number of shares of common stock (the “additional shares”) upon conversion as described below.

(ii) The Corporation must give notice to all holders and to the conversion agent at least 15 trading days prior to the anticipated effective date of such fundamental change. The Corporation must also give notice to all holders and to the conversion agent that such fundamental change has become effective. Holders may surrender Series B Preferred Stock for conversion and receive the additional shares described below at any time from and after the effective date of such fundamental change until and including the date that is 30 days after the effective date (or, if such transaction also results in holders having a right to require the Corporation to redeem their Series B Preferred Stock, until the fundamental change redemption date).

(iii) The number of additional shares will be determined for the Series B Preferred Stock by reference to the table under Section 5(L)(v), based on the date on which the fundamental change becomes effective (the “effective date”) and the “share price.” If holders of the Corporation’s common stock receive only cash in the transaction constituting a fundamental change, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the closing sale prices of the Corporation’s common stock on the five trading days prior to but not including the effective date of the transaction constituting a fundamental change.

(iv) The stock prices set forth in the first row of each table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Series B Preferred Stock is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under Section 6.

(v) The following table sets forth the number of additional shares to be received per $1,000 liquidation preference per share of Series B Preferred Stock:

	Stock price on the Effective Date
Fundamental Change date in years	$36.65	$40.00	$42.00	$45.00	$50.00	$55.00	$60.00	Continued Below
15-Mar-06	5.88	5.18	4.76	4.23	3.54	3.01	2.61
15-Mar-07	5.88	5.07	4.64	4.10	3.39	2.86	2.45
15-Mar-08	5.81	4.94	4.50	3.95	3.22	2.69	2.28
15-Mar-09	5.68	4.79	4.34	3.77	3.03	2.48	2.07
15-Mar-10	5.54	4.62	4.16	3.57	2.80	2.24	1.82
15-Mar-11	5.36	4.40	3.91	3.29	2.48	1.90	1.48
15-Mar-12	5.19	4.18	3.66	2.99	2.10	1.46	1.02
15-Mar-13	5.05	4.03	3.51	2.81	1.85	1.05	0.40
15-Mar-14	4.87	3.85	3.33	2.66	1.74	0.99	0.37
15-Mar-15	4.63	3.61	3.10	2.44	1.57	0.88	0.33
15-Mar-16	4.30	3.25	2.74	2.11	1.32	0.72	0.25
15-Mar-17	3.87	2.73	2.19	1.57	0.88	0.44	0.13
15-Mar-18	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	$70.00	$80.00	$100.00	$125.00	$150.00	$200.00	$250.00	$300.00
15-Mar-06	2.03	1.66	1.19	0.87	0.67	0.43	0.29	0.00
15-Mar-07	1.89	1.52	1.09	0.79	0.61	0.39	0.26	0.00
15-Mar-08	1.72	1.37	0.96	0.69	0.53	0.34	0.23	0.00
15-Mar-09	1.52	1.19	0.82	0.59	0.45	0.29	0.20	0.00
15-Mar-10	1.28	0.97	0.66	0.47	0.36	0.23	0.16	0.00
15-Mar-11	0.96	0.70	0.46	0.34	0.26	0.17	0.11	0.00
15-Mar-12	0.54	0.35	0.23	0.17	0.14	0.09	0.06	0.00
15-Mar-13	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
15-Mar-14	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
15-Mar-15	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
15-Mar-16	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
15-Mar-17	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
15-Mar-18	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The exact stock prices and fundamental change effective dates may not be set forth in the table above, in which case:

1.	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts or the two dates, as applicable, based on a 365-day year.

2.	If the stock price is equal to or in excess of $300.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

3.	If the stock price is less than $36.65 per share (subject to adjustment), no additional shares will be issued upon conversion.

(vi) Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 5.8850 per share of Series B Preferred Stock, subject to adjustments in the same manner of the conversion rate as set forth under Section 6 below.

(M) Public Acquirer Fundamental Change.

(i) Notwithstanding the foregoing, in the case of a public acquirer fundamental change (as defined below), the Corporation may, in lieu of increasing the conversion rate by additional shares as described in Section 5(L), elect to adjust the conversion rate and the related conversion obligation such that, from and after the effective date of such public acquirer fundamental change, holders of the Series B Preferred Stock who elect to convert will be entitled to convert their Series B Preferred Stock into a number of shares of public acquirer common stock (as defined below) that have been registered, or the resale of which will be registered, under the Securities Act, by multiplying the conversion rate in effect immediately before the public acquirer fundamental change by a fraction:

1.	the numerator of which will be (i) in the case of a consolidation, merger or binding share exchange, pursuant to which the Corporation’s common stock is converted into or exchanged for the right to receive cash, securities or other property, the value of all cash and any other consideration (as determined by the Corporation’s Board of Directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer fundamental change, the average of the closing sale prices of the Corporation’s common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer fundamental change, and

2.	the denominator of which will be the average of the last closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer fundamental change.

(ii) A “public acquirer fundamental change” means any fundamental change that would otherwise obligate the Corporation to increase the conversion rate as described above and where the acquirer has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have public acquirer common stock if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement and all references to public acquirer common stock will be deemed to refer to such class of common stock. Majority owned for these purposes means having the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

(iii) Upon the Corporation’s decision to adjust the conversion rate and related conversion obligation upon a public acquirer fundamental change, holders may convert their Series B Preferred Stock at the adjusted conversion rate described in the preceding paragraph but will not be entitled to the additional shares as described above. The registered shares of public acquirer common stock, or the shares of public acquirer common stock registered for resale, as the case may be, shall be listed, or approved for listing subject only to the official notice of issuance, on a national securities exchange or the Nasdaq National Market.

Section 6. Adjustments to the Conversion Rate.

(A) Adjustment Events. The conversion rate is subject to adjustment from time to time if any of the following events occurs:

(i) the issuance of the Corporation’s common stock as a dividend or distribution on the Corporation’s common stock;

(ii) certain subdivisions and combinations of the Corporation’s common stock;

(iii) the issuance to all holders of the Corporation’s common stock of certain rights or warrants to purchase the Corporation’s common stock (or securities convertible into the Corporation’s common stock) at less than (or at a conversion price per share less than) the current market price of the Corporation’s common stock, provided that no such adjustment shall be made for the rights of holders of the Corporation’s common stock to participate in any dividend reinvestment plan in existence on the date hereof and made available to all holders of the Corporation’s common stock or the Corporation’s employee stock benefit plans or the purchase of shares pursuant to any such plan;

(iv) the dividend or other distribution to all holders of the Corporation’s common stock of shares of the Corporation’s capital stock (other than common stock) or evidences of indebtedness or assets (including securities, but excluding (1) those rights and warrants referred to above or (2) dividends or distributions paid exclusively in cash);

In the event that the Corporation makes a dividend or distribution to all or substantially all holders of the Corporation’s common stock consisting of capital stock of, or similar equity interest in, a subsidiary or other business unit of ours, unless the Corporation distributes such capital stock or equity interests to holders of the Series B Preferred Stock in such distributions on the same basis as they would have received had they converted their shares of Series B Preferred Stock into shares of the Corporation’s common stock immediately prior to such distributions, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of the Corporation’s common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted;

(v) distributions consisting exclusively of cash to all holders of shares of the Corporation’s common stock (excluding (1) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up and (2) any quarterly cash dividend on the Corporation’s shares of common stock to the extent that the aggregate cash dividend per share of the Corporation’s common stock in any quarter does not exceed $0.43 (such amount being the “Dividend Threshold Amount”); if there is a dividend or distribution to which this bullet point applies, the conversion rate will be adjusted by multiplying the applicable conversion rate by the following fraction:

Pre Dividend Stock Price

Pre Dividend Stock Price - Dividend Adjustment Amount

“Pre Dividend Stock Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the ex date for such dividend or distribution. “Dividend Adjustment Amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one common share less the Dividend Threshold Amount. If an adjustment is required to be made as a result of a distribution that is not a quarterly dividend, the dividend threshold amount will be deemed to be zero; and

(vi) the Corporation or one of the Corporation’s subsidiaries makes a payment in respect of a tender offer or exchange offer for the Corporation’s common stock (other than payments made under the Corporation’s “odd-lot” stock sales program in existence on the date hereof) to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

(B) No Adjustment Required in Certain Circumstances. No adjustment in the conversion rate will be required (except in the case of Section 6(A)(v) unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. However, the Corporation will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward, upon conversion, upon redemption or upon a fundamental change. Except as stated above, the conversion rate will not be adjusted for the issuance of the Corporation’s common stock or any securities convertible into or exchangeable for the Corporation’s common stock or carrying the right to purchase any of the foregoing.

(C) Common Stock Rights Agreement. The Corporation has adopted a rights agreement pursuant to which each share of the Corporation’s common stock has associated with it one Preferred Share Purchase Right. Holders will receive, upon conversion of their Series B Preferred Stock, in addition to the common stock, the rights under such rights agreement or any other rights plan then in effect unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the common stock. In the case of such separation, the conversion rate would be adjusted at the time of separation as if the Corporation had distributed to all holders of the Corporation’s common stock, shares of the Corporation’s capital stock, evidences of indebtedness or assets as described in Section 6(A)(iv) (provided that no such adjustment to the conversion rate shall be made if at the time of such separation, (1) the Corporation sets aside for issuance upon conversion of the Series B Preferred Stock a number of rights equal to the rights the holders of Series B Preferred Stock would have received if conversion had occurred immediately prior to such separation and (2) the rights so set aside are perpetual in duration), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(D) Consideration upon the Occurrence of Certain Events. In the event of:

(i) any reclassification of the Corporation’s common stock;

(ii) a consolidation, merger or combination involving the Corporation; or

(iii) a sale or conveyance to another person or entity of all or substantially all of the Corporation’s property and assets;

in which holders of the Corporation’s common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of their Series B Preferred Stock, holders will be entitled to receive the same type of consideration that each holder would have been entitled to receive if such holder had converted the Series B Preferred Stock into the Corporation’s common stock immediately prior to any of these events. For purposes of the foregoing, the type and amount of consideration that a holder of the Corporation’s common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause the Corporation’s common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of the Corporation’s common stock that affirmatively make such an election. However, if the Corporation elects to adjust the conversion rate and the related conversion obligation so that the Series B Preferred Stock will be convertible into shares of the acquiring or surviving company after a public acquirer fundamental change, then the previous sentence will not be applicable.

The Corporation may not become a party to any such transaction unless its terms are consistent with the foregoing.

(E) Discretionary Adjustment of Conversion Rate. The Corporation may, from time to time, increase the conversion rate if the Corporation’s Board of Directors has made a determination that this increase would be in the Corporation’s best interests. Any such determination by the Corporation’s Board of Directors will be conclusive. In addition, the Corporation may increase the conversion rate if the Corporation’s Board of Directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution.

(F) Notice of Adjustment. If the Corporation adjusts the conversion rate pursuant to the above provisions, the Corporation will issue a press release through PRNewswire, Reuters Economic Services and Bloomberg Business News containing the relevant information and make this information available on the Corporation’s website or through another public medium as the Corporation may use at that time.

Section 7. Mandatory Conversion.

(A) The Corporation’s Right of Conversion. At any time on or after March 15, 2013, and on or before March 15, 2018, the Corporation may at the Corporation’s option cause the Series B Preferred Stock to be automatically converted into that number of shares of common stock at the then prevailing conversion rate. The Corporation may exercise this right only if the closing sale price of the Corporation’s common stock equals or exceeds 135% of the then prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, including the last trading day of such 30-day period, ending on the trading day prior to the Corporation’s issuance of a press release announcing the mandatory conversion as described below. Upon conversion, the Corporation may choose to deliver, in lieu of shares of the Corporation’s common stock, cash or a combination of cash and shares of the Corporation’s common stock, as described above under Section 4.

(B) Exercise Procedure. To exercise the mandatory conversion right described above, the Corporation must issue a press release for publication on PRNewswire, Reuters Economic Services and Bloomberg Business News prior to the opening of business on the first trading day following any date on which the conditions described in the preceding paragraph are met, announcing such a mandatory conversion. The Corporation will also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series B Preferred Stock, or cause DTC to send notice to its participants that own Series B Preferred Stock (which notice or publication shall be given not more than four business days after the date of the press release), of the mandatory conversion announcing the Corporation’s intention to convert the Series B Preferred Stock. The conversion date will be a date selected by the Corporation, which the Corporation will refer to as the Mandatory Conversion Date, and will be no more than five days after the earlier of (1) the date on which the Corporation issue such press release or (2) the date that such notice is sent by DTC to its participants that own Series B Preferred Stock as described above. In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

(i) the Mandatory Conversion Date;

(ii) the number of shares of common stock to be issued and/or the amount of cash to be paid upon conversion of each share of Series B Preferred Stock; and

(iii) the number of shares of Series B Preferred Stock to be converted.

(C) Termination of the Rights of Holders. On and after the Mandatory Conversion Date, all rights of holders of such Series B Preferred Stock will terminate except for the right to receive the shares of common stock issuable upon conversion thereof. The dividend payment with respect to the Series B Preferred Stock called for a mandatory conversion on a date during the period between the close of business on any record date for the payment of dividends to the close of business on the corresponding dividend payment date will be payable on such dividend payment date to the record holder of such share on such record date if such share has been converted after such record date and prior to such dividend payment date.

(D) Limitation on Mandatory Conversion. The Corporation may not authorize, issue a press release or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Series B Preferred Stock for dividend payment dates ending prior to the date of such conversion notice shall have been paid in cash.

Section 8. Optional Redemption.

(A) Right to Redeem. On or after March 15, 2018, the Corporation will have the option from time to time to redeem the shares of outstanding Series B Preferred Stock, in whole or in part, at the redemption price specified in Section 8(F). The Corporation will pay such redemption price in cash.

(B) Notice of Redemption. In the event of an optional redemption pursuant to this provision, the Corporation will (1) send a written notice by first class mail to each holder of record of the Series B Preferred Stock at such holder’s registered address, not fewer than 30 nor more than 60 days prior to the redemption date and (2) if the preferred shares are held by DTC or its nominee, request that DTC send a copy of such notice to its participants. The notice will include, among other things, a statement that the holders of Series B Preferred Stock may elect to convert their shares into the Corporation’s common stock prior to the redemption date. In addition, the Corporation will (1) publish such information once in a daily newspaper printed in the English language and of general circulation in the Borough of Manhattan, City of New York, (2) issue a press release containing such information and (3) publish such information on the Corporation’s web site.

(C) Timing of Payment. If the Corporation gives notice of redemption, then, by 12:00 p.m., New York City time, on the redemption date, to the extent funds are legally available, the Corporation shall, with respect to:

(i) shares of Series B Preferred Stock held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC, cash sufficient to pay the redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to holders of such shares of Series B Preferred Stock; and

(ii) shares of Series B Preferred Stock held in certificated form, deposit or cause to be deposited, irrevocably with the paying agent, cash sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to holders of such shares of Series B Preferred Stock upon surrender of their certificates evidencing their shares of Series B Preferred Stock.

(D) Effect of Redemption. If on the redemption date DTC and the paying agent hold cash sufficient to pay the redemption price for the shares of Series B Preferred Stock delivered for redemption in accordance with the terms of this certificate of designation, all rights of holders of such shares will terminate except for the right to receive the redemption price.

(E) Payment upon Redemption. Payment of the redemption price for the shares of Series B Preferred Stock is conditioned upon book-entry transfer of or physical delivery of certificates representing the Series B Preferred Stock, together with necessary endorsements, to the paying agent, or to the paying agent’s account at DTC, at any time after delivery of the redemption notice. Payment of the redemption price for the Series B Preferred Stock will be made (1) if book-entry transfer of or physical delivery of the Series B Preferred Stock has been made by or on the redemption date or (2) if book-entry transfer of or physical delivery of the Series B Preferred Stock has not been made by or on such date, at the time of book-entry transfer of or physical delivery of the Series B Preferred Stock.

(F) Redemption Price. The Corporation will redeem the Series B Preferred Stock at a price equal to 100% of the liquidation preference of the Series B Preferred Stock to be redeemed plus an amount equal to any declared and unpaid dividends, unless such redemption date falls after the record date for which a dividend has been declared and on or prior to the corresponding dividend payment date, in which case (1) the Corporation will pay the full amount of declared and unpaid dividends, if any, payable on such dividend payment date only to the holder of record at the close of business on the corresponding record date and (2) the redemption price payable on the redemption date will include only the liquidation preference, but will not include any amount in respect of dividends declared and payable on such corresponding dividend payment date.

Section 9. Voting Rights.

(A) Limited Voting Rights. Holders of shares of Series B Preferred Stock will not have any voting rights except as described below or as otherwise required from time to time by law.

(B) Appointment of Directors. Whenever (1) dividends on any shares of Series B Preferred Stock or any other class or series of stock ranking on a parity with the Series B Preferred Stock with respect to the payment of dividends shall not have been declared and paid for the equivalent of any four dividend periods, whether or not consecutive, or (2) the Corporation fails to pay the redemption price on the date shares of Series B Preferred Stock are called for redemption (whether the redemption is pursuant to the optional redemption provisions or the redemption is in connection with a fundamental change) then, immediately prior to the next annual meeting of shareholders or special meeting of shareholders called for as provided in the last sentence of this paragraph, the total number of directors constituting the entire board will automatically be increased by two and, in each case, the holders of shares of Series B Preferred Stock (voting separately as a class with all other series of other Series B Preferred Stock on parity with the Series B Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of the Corporation’s directors at the next annual meeting of stockholders or special meeting of shareholders called for as provided in the last sentence of this paragraph and each subsequent meeting until the redemption price shall have been fully paid or dividends on the Series B Preferred Stock shall have been fully paid for at least four consecutive dividend periods. The directors elected by the holders of the Series B Preferred Stock shall not be divided into the classes of the Board of Directors and the term of office of all such directors will terminate immediately upon the termination of the right of the holders of Series B Preferred Stock to vote for directors and upon such termination the total number of directors constituting the entire board will automatically be reduced by two. Each holder of shares of the Series B Preferred Stock will have one vote for each share of Series B Preferred Stock held. At any time after the power to elect directors becomes vested and continuing in the holders of shares of Series B Preferred Stock, or if a vacancy exists in the office of the directors elected by the holders of the Series B Preferred Stock, the board may, and upon the written request of the holders of record of at least 25% of the outstanding Series B Preferred Stock shall, call a special meeting of the holders of the Series B Preferred Stock (voting separately as a class with all other series of stock ranking on a parity with the Series B Preferred Stock) for the purpose of electing those directors.

(C) Amendment. So long as any shares of the Series B Preferred Stock remain outstanding, the Corporation will not, without the consent of the holders of at least two-thirds of the shares of Series B Preferred Stock outstanding at the time, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable issue or increase the authorized amount of any class or series of stock ranking senior to the outstanding Series B Preferred Stock as to dividends or upon liquidation. In addition, the Corporation will not amend, alter or repeal provisions of the Corporation’s articles of incorporation or of the resolutions contained in the certificate of designation, whether by merger, consolidation or otherwise, so as to amend, alter or adversely affect any power, preference or special right of the outstanding Series B Preferred Stock or the holders thereof without the affirmative vote of not less than two-thirds of the issued and outstanding Series B Preferred Stock voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable; provided, however, that any increase in the amount of the authorized common stock or authorized preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to the Series B Preferred Stock as to dividends and upon liquidation will not be deemed to adversely affect such powers, preference or special rights.

Section 10. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation resulting in a distribution of assets to the holders of any class or series of the Corporation’s capital stock, each holder of shares of Series B Preferred Stock will be entitled to payment out of the Corporation’s assets available for distribution to stockholders of an amount equal to the liquidation preference per share of Series B Preferred Stock held by that holder, before any distribution is made on any junior stock, including the Corporation’s common stock, but after any distributions on any of the Corporation’s indebtedness and senior stock. After payment in full of the liquidation preference to which holders of shares of Series B Preferred Stock are entitled, holders will not be entitled to any further participation in any distribution of the Corporation’s assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to shares of Series B Preferred Stock and all other parity stock are not paid in full, holders of shares of Series B Preferred Stock and holders of the parity stock will share equally and ratably in any distribution of the Corporation’s assets in proportion to the liquidation preference to which each such holder is entitled.

Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets nor the consolidation, merger or amalgamation of the Corporation with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Corporation will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

The Corporation is not required to set aside any funds to protect the liquidation preference of the shares of Series B Preferred Stock.

Section 11. Stock Certificates.

(A) The Depositary. The Depository Trust Company, or DTC, will act as securities depositary for the Series B Preferred Stock. The shares of Series B Preferred Stock will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully-registered global security certificates, representing the total aggregate number of shares of Series B Preferred Stock, will be issued and deposited with the depositary.

(B) Issue of Series B Preferred Stock in Certificated Form. The Corporation will issue shares of Series B Preferred Stock in definitive certificated form if the depositary notifies the Corporation that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by the Corporation within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for physical certificates upon request by or on behalf of the depositary in accordance with customary procedures. The Corporation may determine at any time and in the Corporation’s sole discretion that shares of Series B Preferred Stock shall no longer be represented by global security certificates. Under its current practices, DTC would notify its participants of the Corporation’s request, but will only withdraw beneficial interests from the global security certificate at the request of each depositary participant. The Corporation would issue physical certificates in exchange for any such beneficial interests withdrawn.

(C) Beneficial Ownership. As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all of the shares of Series B Preferred Stock represented by those certificates for all purposes under the Series B Preferred Stock. All payments on the shares of Series B Preferred Stock represented by the global security certificates and all related transfers and deliveries of common stock will be made to the depositary or its nominee as their holder.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants’ interests or by the participant with respect to interests of persons held by the participants on their behalf.

Procedures for conversion will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

(D) Corporation Not Liable for Actions of Depositary. Neither the Corporation nor any of the Corporation’s agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to those beneficial ownership interests.

(E) Replacement of Lost or Mutilated Certificates. If physical certificates are issued, the Corporation will replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the transfer agent. The Corporation will replace certificates that become destroyed or lost at the holder’s expense upon delivery to the Corporation and the transfer agent of satisfactory evidence that the certificate has been destroyed or lost, together with any indemnity that may be required by the transfer agent and the Corporation.

The Corporation, however, is not required to issue any certificates representing shares of Series B Preferred Stock on or after the applicable conversion date. In place of the delivery of a replacement certificate following the applicable conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the shares of the Corporation’s common stock issuable pursuant to the terms of the Series B Preferred Stock formerly evidenced by the certificate.

Section 12. Preemptive Rights. The holders of the shares of Series B Preferred Stock will have no preemptive rights or preferential rights to purchase or subscribe for stock, obligations, warrants or any other of the Corporation’s securities.

Section 13. Transfer Agent. The duly appointed transfer agent, paying agent, conversion agent and registrar for the Series B Preferred Stock is Wells Fargo Bank, N.A. (the “Transfer Agent”). The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent, paying agent, conversion agent, or registrar, as applicable, who shall accept such appointment prior to the effectiveness of such removal.

Section 14. Ranking. The shares of Series B Preferred Stock, with respect to dividend rights and upon liquidation, winding up and dissolution, rank:

(A) junior to all of the Corporation’s existing and future debt obligations;

(B) junior to “senior stock,” which is all classes or series of the Corporation’s capital stock, other than (1) the Corporation’s common stock and any other class or series of the Corporation’s capital stock the terms of which provide that such class or series will rank junior to the Series B Preferred Stock and (2) any other class or series of the Corporation’s capital stock the terms of which provide that such class or series will rank on a parity with the Series B Preferred Stock;

(C) on parity with “parity stock,” which is any class or series of the Corporation’s capital stock that has terms which provide that such class or series will rank on a parity with the Series B Preferred Stock;

(D) senior to “junior stock,” which is the Corporation’s common stock and each class or series of the Corporation’s capital stock that has terms which provide that such class or series will rank junior to the Series B Preferred Stock; and

(E) effectively junior to all of the Corporation’s subsidiaries’ (1) existing and future liabilities and (2) capital stock held by others.

The term “senior stock” includes warrants, rights, calls or options exercisable for or convertible into that type of stock. Any other class or series of the Corporation’s preferred stock that would otherwise be considered parity stock will not be deemed to be senior stock solely because such other class or series of preferred stock does not include the limitation on payment of dividends described in Section 3(H).

Section 15. Other Rights. The shares of Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as provided for by law or set forth herein or in the articles of incorporation of the Corporation.

Section 16. Restatement of Certificate. Upon any restatement of the articles of incorporation of the Corporation, Sections 1 through 15 of this Certificate of Designation shall be included in Article IV of the certificate of incorporation under the heading “Series B Preferred Stock 6.75% Convertible Preferred Stock” and this Section 16 may be omitted. If the Board of Directors so determines, the numbering of Sections 1 through 15 may be changed for convenience of reference or for any other proper purpose.

IN WITNESS WHEREOF, Universal Corporation has caused this certificate to be executed by the undersigned this     th day of March, 2006.

By:
Name:
Title: